Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea Chief Financial Officer Mac-Gray Corporation 781-487-7610 Email: mshea@macgray.com	Jim Buckley Executive Vice President Sharon Merrill Associates, Inc. 617-542-5300 Email: jbuckley@investorrelations.com

Mac-Gray Corporation Announces Third-Quarter 2008 Financial Results

•                  Revenue Increases 28% and Income from Operations Increases 47%

•                  Adjusted EBITDA Increases 39%

•                  April Acquisition Integration Proceeds on Plan

•                  Product Sales Revenue Grows 17%

•                  Company Significantly Reduces Funded Debt

•                  Company Updates Outlook for 2008

WALTHAM, MA, October 30, 2008 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced its financial results for the third quarter ended September 30, 2008.

Mac-Gray reported record third-quarter revenue of $98.0 million, an increase of 28% from 2007 third-quarter revenue of $76.5 million.  Net income for the third quarter was $653,000, or $0.05 per diluted share, compared with net income of $125,000, or $0.01 per diluted share, for the third quarter of 2007.  Third-quarter 2008 and 2007 net income included pre-tax losses of $122,000 and $986,000, respectively, on the change in value of derivative instruments.  Excluding the losses on derivatives from both periods, adjusted net income for the third quarter of 2008 was $745,000, or $0.05 per diluted share, compared with adjusted net income of $544,000, or $0.04 per diluted share, for the third quarter of 2007.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to net income, as adjusted.

For the third quarter of 2008, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) increased $6.4 million, or 48% to $19.7 million, compared with $13.3 million in the year-earlier quarter.  EBITDA, as adjusted for the non-cash losses on derivatives described above, increased 39% to $19.9 million for the third quarter of 2008, compared with $14.3 million in the year-earlier quarter.

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Please refer to Table 2, included at the end of this news release, for a reconciliation of net income to EBITDA and EBITDA, as adjusted.

Comments on the Third Quarter

“Our results for the third quarter reflect the overall resiliency of our core laundry facilities business,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer.  “We generated consolidated top-line growth of 28% in the third quarter as the integration of the assets we acquired in April continued smoothly and both segments of our Product Sales division continued their record pace for the year.  Our laundry facilities revenue grew 31% year-over-year. Our core business showed continued strength and growth in markets where apartment occupancy has stabilized or improved from the prior year. Where apartment occupancy rates have not improved, or declined, the usage of our equipment is clearly affected. Overall, our geographic diversification, and the relative constancy of occupancy in our large college portfolio, continues to protect us from these regional fluctuations.

“During the quarter, we saw margin improvement in many of the markets where the recently acquired assets provide us with significant increases in operating density, which is a key component in our growth strategy.  The integration of the assets acquired in April is progressing according to plan and the transition to our systems platforms is now completed.

“Our Product Sales growth was once again led by our MicroFridge business, which increased revenue by 15% in the third quarter.  Year-to-date, MicroFridge is 9% ahead of the record sales we achieved in the first nine months of 2007.  MicroFridge continues to benefit from the diversity of its end markets as we experienced healthy contributions across the government, hospitality, academic and retail marketplaces.  Margin improvement was due to pricing, higher government sales, better inventory management and other cost controls.  At the same time, commercial laundry equipment sales grew 22% in the quarter, while remaining on pace for another record year.  Despite the difficult economy, we experienced growth in new laundromat business, replacement equipment sales, and parts and service sales.

“During the third quarter, we continued to pursue a broad range of cost reduction initiatives to counteract the higher costs of operations.  For example, we took delivery of our first hybrid vehicles for our service and collection fleets.  The increased route density and our expense control efforts are working, as we increased EBITDA in the quarter well ahead of our revenue growth rate.  Gross margin increased for the quarter on a year-over-year basis to 16.8%, and our SG&A as a percentage of revenue dropped from 11% to 10%.

“Another highlight of the quarter was our debt reduction.  We paid down our funded debt by $5.6 million, which is significant given that the third quarter contains limited college revenue and typically has higher capital expenditures, also due to the academic calendar and new equipment having to be installed at multiple institutions.  Historically, we have been a net borrower in the third quarter, so in the current credit environment we are pleased with this aspect of the company’s performance.  In the six months since the April 1st acquisition, we have reduced our total funded debt by $16.3 million.  Lowering our total interest-bearing debt remains a top priority for the Company as we enter our seasonally stronger periods over the next two quarters.”

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Nine-Month Results

For the nine months ended September 30, 2008, Mac-Gray reported record revenue of $268.6 million, an increase of $51 million, or 24% from revenue of $217.2 million for the first nine months of 2007.  Net income for the first nine months of 2008 was $1.6 million, or $0.12 per diluted share, compared with $2.1 million, or $0.16 per diluted share, for the first nine months of 2007.  Excluding a pre-tax loss related to derivative instruments of $159,000 in the first nine months of 2008 as well as the $207,000 loss on the early extinguishment of debt, and a pre-tax loss of $734,000 related to derivative instruments in the first nine months of 2007, adjusted net income for the nine months ended September 30, 2008 was $1.9 million, or $0.14 per diluted share, compared with $2.4 million, or $0.18 per diluted share, for the comparable period in 2007.

For the first nine months of 2008, Mac-Gray’s EBITDA increased $11.6 million, or 28% to $53.5 million, compared with $41.9 million in the year-earlier period.  EBITDA, as adjusted for items previously mentioned, increased $11.2 million, or 26% to $53.8 million for the first nine months of 2008, compared with $42.6 million for the first nine months of 2007.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of reported net income to net income, as adjusted, EBITDA and EBITDA, as adjusted.

Business and Financial Outlook

“While Mac-Gray is not completely recession-proof, our laundry facilities management business is well insulated from many of the effects of the current economic turmoil.  Our 81-year history has proven that washing ones clothes is not a discretionary choice and our revenue streams have always been stable.  We believe that the current banking environment is likely to discourage our top competitor – self-ownership – because of the potential limited access to capital.

“Looking ahead, we believe that Mac-Gray has the business model ideally suited to weather the current macroeconomic climate.  Our geographic diversity helps protect us from challenges presented by regional unemployment increases and consequent apartment vacancy issues.  We are encouraged by the early returns on our recently acquired assets.  We are confident in our ability to not only realize the planned synergies but to capitalize on the density it is providing us in key markets. Overall, our laundry facilities management segment continues to generate substantial cash flow.  This will enable us to maintain our existing business and pursue growth while continuing to aggressively reduce our funded debt balance and improve our key balance sheet ratios,” MacDonald concluded.

Based on our year-to-date results and current market conditions, the Company is updating its outlook for 2008:

•	laundry facilities management revenue in the range of $305 million to $310 million, from a previous range of $305 million to $315 million;
•	product sales revenue in the range of $52 million to $56 million, from a previous range of $50 million to $55 million; and
•	capital expenditures, including laundry facilities management contract incentives, in the range of $33 million to $35 million from a previous range of $33 million to $37 million.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to multi-housing occupancy rates.  These estimates may be

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subject to fluctuations as a result of a number of factors and there can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, executive vice president and chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook.  To hear a live broadcast of the call, log onto www.macgray.com or dial (877) 407-5790 or (201) 689-8328.

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

Use of Non-GAAP Measures

In this release we use non-GAAP financial measures including adjusted net income, EBITDA and adjusted EBITDA.  We define EBITDA as net income before interest expense, provision for income taxes, and depreciation and amortization expense.  Adjusted net income, EBITDA and adjusted EBITDA are not measures of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.  Our management believes adjusted net income, EBITDA, and adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses adjusted net income, EBITDA and adjusted EBITDA to evaluate the Company’s historical and prospective financial performance, to set internal revenue targets and spending budgets, to measure operational profitability and the accuracy of forecasting, and as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs of the Company given the level of indebtedness and the capital expenditures needed to maintain its business.  In addition, our measures of EBITDA and adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our senior notes.  Management compensates for these limitations by relying primarily on its GAAP results and by using EBITDA and adjusted EBITDA supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

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Non-GAAP financial measures are not in accordance with, or an alternative for generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the management of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry facilities under long-term leases.  These leases typically grant Mac-Gray the exclusive contract rights to laundry facilities on the lessor’s premises for a fixed term, which is generally 7 to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 80,000 multi-housing laundry facilities located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug® circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry™ Solutions, Intelligent Laundry™ Systems, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  LaundryView® and MicroFridge® are registered trademarks of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected synergies and cost savings from the ALC acquisition, the Company’s growth prospects and the Company’s estimates of laundry facilities management revenue, product sales revenue and capital expenditures for the full year 2008.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, changes in multi-housing vacancy rates, the Company’s ability to identify and successfully acquire laundry facility business, successfully integrate acquired assets and operations, and service the increased

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debt incurred to finance acquisitions, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2008	2007	2008

Revenue	$76,525	$98,041	$217,214	$268,583
Cost of revenue:
Cost of facilities management revenue	41,136	53,418	118,153	151,852
Depreciation and amortization	9,405	12,768	27,506	34,854
Cost of products sold	13,189	15,379	31,427	34,591
Total cost of revenue	63,730	81,565	177,086	221,297

Gross margin	12,795	16,476	40,128	47,286

Operating expenses:
Selling, general and administration expenses	8,408	9,822	26,432	29,633
(Gain) loss on sale or disposal of assets, net	(120)	8	(244)	(41)
Loss on early extinguishment of debt	—	—	—	207
Total operating expenses	8,288	9,830	26,188	29,799

Income from operations	4,507	6,646	13,940	17,487

Interest expense, net	3,586	5,654	9,844	15,064
Loss related to derivative instruments	986	122	734	159
Income (loss) before provision for income taxes	(65)	870	3,362	2,264
Provision for income taxes	(190)	217	1,215	639
Net income	$125	$653	$2,147	$1,625
Net income per common share – basic	$0.01	$0.05	$0.16	$0.12
Net income per common share – diluted	$0.01	$0.05	$0.16	$0.12
Weighted average common shares outstanding - basic	13,245	13,366	13,188	13,335
Weighted average common shares outstanding – diluted	13,670	13,729	13,629	13,690

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	September 30,
	2007	2008

Assets
Current assets:
Cash and cash equivalents	$13,325	$15,520
Trade receivables, net of allowance for doubtful accounts	10,106	14,545
Inventory of finished goods, net	7,400	7,831
Prepaid expenses, facilities management rent and other current assets	16,103	15,767
Total current assets	46,934	53,663
Property, plant and equipment, net	126,321	149,792
Goodwill	42,229	59,448
Intangible assets, net	153,341	225,530
Prepaid expenses, facilities management rent and other assets	14,712	15,506
Total assets	$383,537	$503,939

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,352	$5,525
Trade accounts payable and accrued expenses	23,945	22,942
Accrued facilities management rent	18,309	21,436
Deferred revenues and deposits	777	789
Total current liabilities	44,383	50,692
Long-term debt and capital lease obligations	207,169	309,668
Deferred income taxes	30,907	37,679
Other liabilities	3,234	4,203
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 13,276,864 outstanding at December 31, 2007, and 13,443,754 issued and 13,378,068 outstanding at September 30, 2008)	134	134
Additional paid in capital	72,586	74,318
Accumulated other comprehensive income (loss)	45	(82)
Retained earnings	26,812	28,009
	99,577	102,379
Less: common stock in treasury, at cost (166,890 shares at December 31, 2007 and 65,686 shares at September 30, 2008)	(1,733)	(682)
Total stockholders’ equity	97,844	101,697
Total liabilities and stockholders’ equity	$383,537	$503,939

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except  per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2008	2007	2008

Net income, as reported	$125	$653	$2,147	$1,625

(Loss) income before provision for income taxes, as reported	$(65)	$870	$3,362	$2,264
Loss related to derivative instruments (1)	986	122	734	159
Early extinguishment of debt	—	—	—	207
Income before provision for income taxes, as adjusted	921	992	4,096	2,630
Provision for income taxes, as adjusted	377	247	1,675	742

Net income, as adjusted	$544	$745	$2,421	$1,888

Diluted earnings per share, as adjusted	$0.04	$0.05	$0.18	$0.14

(1)   Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation

and Amortization (“EBITDA”) and EBITDA, as adjusted

(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2008	2007	2008

Net income	$125	$653	$2,147	$1,625

Interest expense, net	3,586	5,654	9,844	15,064
Provision for income taxes	(190)	217	1,215	639
Depreciation and amortization	9,817	13,211	28,703	36,138

EBITDA	13,338	19,735	41,909	53,466

Loss related to derivative instruments (1)	986	122	734	159
Loss on early extinguishment of debt	—	—	—	207

EBITDA, as adjusted	$14,324	$19,857	$42,643	$53,832

(1)   Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA and Adjusted EBITDA as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and Adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our 7 5/8% senior notes.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.